EXHIBIT 10.3

Strategic Asset Management LLC
575 N. Shore Drive
Miami Beach, Florida 33141

March 17, 2004

Mr. John C. Herbers, CEO
Integrated Financial Systems, Inc.
7807 East Peakview Avenue, Suite 300
Greenwood Village, CO 80111

Dear John:

     The terms of the retention of Spencer I. Browne and Strategic Asset Management LLC (“SAM”) by Integrated Financial Systems, Inc. (the “Company”) as a business and financial advisor to the Company for the term of this letter agreement (the “Agreement”) are set forth below.

1.	The Company hereby engages SAM to advise the Company in connection with business and financial and related matters. SAM also may assist in such other matters as the Company may direct; and the Company will compensate SAM for such services in a manner to be mutually agreed prior to SAM undertaking such efforts. During this engagement, SAM will:

a.	Familiarize itself with the business, operations, properties, financial condition, prospects and management of the Company;

b.	Advise and assist the Company in the preparation of appropriate offering materials and in presenting these materials to potential investors;

c.	Provide the Company with general business financial advisory advice; and

d.	Assist and advise the Company on any other matter which the Company and SAM agree.

     SAM understands that initially, the Company is contemplating a private placement of securities of the Company totaling $1,250,000 as a bridge loan to a $6,000,000 initial public offering.

2.	In connection with SAM’s activities for the Company, the Company will cooperate with SAM and furnish SAM with all information and data concerning the Company which SAM deems appropriate (the “Information”). The Company will provide SAM with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents that all Information concerning the Company provided to SAM by the Company or its advisors will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents that all projections concerning the Company were prepared in good faith based on the information available to the Company at the time the projections were prepared, and were based on assumptions which, in light of the circumstances under which they were made, were reasonable.

The Company agrees that SAM will be using and relying on the Information without independent verification and that SAM does not assume responsibility for the accuracy or completeness of the Information. The advice rendered by SAM pursuant to this Agreement is solely for the benefit of the Company and may not be disclosed publicly without SAM’s prior consent.

SAM agrees to keep confidential all material non-public Information provided to it by the Company, except as required by law or as contemplated by the terms of this Agreement.

3.	In consideration for the services provided by SAM to the Company pursuant to this Agreement, SAM shall be entitled to receive, and the Company agrees to pay to SAM, the following fees:

a.	A non-refundable retainer of $3,000 payable in cash, upon the signing of this Agreement (this retainer shall be credited against future cash fees payable to SAM under this Agreement), as well as 6,062 shares of common stock on April 15, 2004, which shares shall be considered “restricted securities” under the Securities Act of 1933;

b.	Fees of (i) $12,500 due July 31, 2004; and (ii) $80,000, payable in eight consecutive monthly payments of $10,000 on the first day of each month, the first payment to be made on November 1, 2004

c.	Warrants to purchase 100,000 shares of common stock exercisable at $2.26 per share. These Warrants shall have a five-year term and shall have customary warrant rights including, but not limited to, anti-dilution provisions and registration rights, comparable to the Company’s currently outstanding warrants or the warrants, convertible securities or options to be issued.

4.	The Company also engages SAM and Browne as a business and financial advisor to the Company for a period of one year from November 1, 2004, at a rate to be agreed upon by the Company and SAM.

5.	In addition to the fees described in paragraph 3 above, the Company agrees to promptly reimburse SAM, upon request, for all reasonable out-of-pocket expenses incurred by SAM (including, without limitation, reasonable fees and expenses of counsel, other consultants and advisors retained by SAM ) in connection with the matters arising in connection with this Agreement; provided, however, any costs in excess of $500 will be subject to written approval by the Company before such expenses are incurred.

6.	This Agreement may be terminated at anytime after November 2004 upon receipt of written notice to that effect by either party, provided that SAM will be entitled to payment in full of the fees set forth in paragraph 3 of this Agreement. Termination of this Agreement shall not affect the provisions of paragraphs 2 and 5-7, inclusive, of this Agreement, all of which shall remain operative and in full force and effect.

7.	The Company agrees to indemnify SAM in accordance with the indemnification provisions attached as Exhibit A to this Agreement, which indemnification provisions are incorporated into and made a part of this Agreement.

8.	This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be fully performed therein.

9.	The benefits of this Agreement shall inure to the respective successors and assigns of the parties to it and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that SAM may not delegate any of its obligations hereunder.

10.	For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties to this Agreement. Each such counterpart shall be an original instrument, but all the counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing and signed by the parties.

     If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us with the retainer. SAM is looking forward to the successful completion of this project.

Very truly yours, STRATEGIC ASSET MANAGEMENT LLC

By:	/s/ Spencer I. Browne
Spencer I. Browne, Principal

Confirmed and agreed to:

INTEGRATED FINANCIAL SYSTEMS, INC.

By:	/s/ John C. Herbers
John C. Herbers,
Chief Executive Officer

EXHIBIT A
INDEMNIFICATION

     The Company shall:

(a)	Indemnify SAM and hold it harmless against any and all losses, claims, damages or liabilities to which SAM may become subject arising in any manner out of or in connection with the rendering of services by SAM hereunder (including any services rendered prior to the date hereof) or the rendering of additional services by SAM as requested by the Company that are related to the services rendered hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct of SAM; and

(b)	Reimburse SAM promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by SAM hereunder or the rendering of additional services by SAM as requested by the Company that are related to the services rendered hereunder (including without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph (a) above, SAM will remit to the Company any amounts reimbursed under this subparagraph (b).

     The Company herein agrees that the indemnification and reimbursement commitments set forth in the above subparagraphs shall apply whether or not the Company or SAM is a formal party to any such lawsuits, investigations, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or consultant of SAM (each, with SAM, an “Indemnified Person”). The Company further agrees that, without SAM’s prior written consent, the Company will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transaction contemplated by this Agreement (whether or not SAM or any other Indemnified Person is an actual or potential party of such lawsuit, claim or proceeding) unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

     If indemnification is to be sought hereunder by an Indemnified Person, then such Indemnified Person shall notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Company shall not relieve the Company from any liability that it may have to such Indemnified Person pursuant to this paragraph except to the extent the Company has been prejudiced in any material respect by such failure or from any liability that it may have to such Indemnified Person other than pursuant to this paragraph. Notwithstanding the above, following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Company has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner; (ii) counsel which has been provided by the Company reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest; or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Company. In connection with any one action or proceeding, the Company shall not be responsible for the fees and expenses of more than one separate law firm in any one jurisdiction for all Indemnified Persons.

     The Company and SAM agree that if any indemnification or reimbursement sought pursuant to these indemnification provisions is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of SAM, then whether or not SAM is the Indemnified Person, the Company and SAM shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company and SAM, on the one hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company and of SAM on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by SAM pursuant to this paragraph exceed the amount of the fees actually received by SAM hereunder.